Exhibit 99.1

Marpai Launches MarpaiRx Pharmacy Benefit Management Solution to Decrease Prescription Costs

New innovative PBM lowers drug costs for self-insured health plans and makes it easy for members to find affordable medications

NEW YORK, August 25, 2022 — Marpai, Inc., (“Marpai”) (Nasdaq: MRAI), an AI technology company transforming third-party administration (TPA) in the self-funded employer health plan market, announces a new pharmacy benefit management (PBM) solution available to current and potential clients nationwide called MarpaiRx. MarpaiRx is powered by a collaboration with MedOne Pharmacy Benefit Solutions (“MedOne”). MedOne is a trusted leader in the pharmacy benefit management market, delivering enhanced member experiences, improved clinical outcomes and net cost reduction through its aligned and performance-based model.

As pharmacy expenses can typically account for 20 percent or more of costs within a health plan and is the fastest growing cost area, it has a big influence on care and plan affordability. While many PBMs are scrutinized for driving up drug costs with manufacturer rebate retention and spread pricing, MarpaiRx provides a refreshing alternative. MarpaiRx is a patient-centric solution that guides health plan members towards the most cost-effective medication for their condition (rather than steering them toward a drug with a rebate), passes all discounts and eligible rebates on to clients and creates the formulary based on drug outcome performance.

“Our clients across the country are demanding simplicity and transparency as they provide prescription drug benefits to their employees. MarpaiRx provides a formulary that we believe is best suited to the needs of members in a given employer group. We are committed to better outcomes for members and transparency for the employers,” says Edmundo Gonzalez, Chief Executive Officer of Marpai.

MarpaiRx offers rigorous specialty medication management which is expected to deliver significant savings versus industry standards. It features proprietary pharmacy claims processing, custom formulary management, an integrated specialty and mail order pharmacy, results-oriented clinical programs and next-level customer service. MarpaiRx features innovative pharmacy benefit services including a real-time integration with nationally-recognized discount cards ensuring insurance costs are never higher than what is available to the general public. All prices are compared without any member effort with the lowest cost delivered to the member with application to deductibles and out-of-pocket maximums. MarpaiRx coordinates pharmacy and medical benefits to ensure that the right care is delivered and paid for in a way that reduces claims costs

“It can be challenging and overwhelming to understand your options when it comes to pharmacy benefits. Our unique approach to navigating prescription costs for members focuses on transparency and personalization. We believe that this will provide an immense impact to our members, ensuring they get the right prescription at the right price without any sacrifice to quality,” said Ronnie Brown, Chief Operating Officer at Marpai.

MarpaiRx is available to all Marpai clients nationwide and is soon to be part of the myMarpai App (available on Android and Apple devices) allowing health plan members to manage all healthcare needs in one place.

MarpaiRx is part of Marpai Cares, Marpai’s commitment to create the healthiest member population with the greatest cost efficiency within the health plan budget to maximize plan value. MarpaiRx joins a host of innovative AI-powered health plan services by Marpai designed to improve member health and reduce excessive health plan costs.

For more information, visit www.marpaihealth.com.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is a technology company bringing AI-powered health plan services  to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA (Third Party Administrator) sector serving self-funded employer health plans representing over $1 trillion in annual claims, Marpai maximizes the value of the self-funded health plan by creating the healthiest member population with the greatest cost efficiency within the plan budget. Marpai uses AI and big data to proactively fill gaps in care for members, implement meaningful interventions that impact near-term outcomes and guide members to high-value provider and pharmacy solutions to reduce avoidable care, excessive utilization, inappropriate care and excessive costs. Operating nationwide, Marpai offers access to provider networks including Aetna and Cigna and all TPA services. For more information, visit www.marpaihealth.com, the content of which is not incorporated by reference into this press release.

About MedOne Pharmacy Benefit Solutions

MedOne helps organizations and their health plan members conveniently access the most appropriate prescription at the most affordable price through its aligned and performance-based pharmacy benefit solution. MedOne’s offering focuses on enhancing the member’s pharmacy benefit experience, improving clinical outcomes and reducing net cost for plan sponsors and their members. MedOne operates in all 50 states and its customer base includes organizations of all sizes and across a variety of industries. MedOne is honored to be included in the 2022 Inc. Magazine’s 5000 fastest growing private companies in America. For more information, visit www.medone-rx.com.

Forward-looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated fourth-quarter results. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “can,” “could”, “will”, “potential”, “should,” “goal” and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses the advantages of MarpaiRx, that its unique approach to navigating prescription costs for members makes it easy for members to find affordable medications, that MarpaiRx will provide an impact to its members, ensuring they get the right prescription at the right price without any sacrifice to quality, that MarpaiRx is soon to be a part of the myMarpai App, the potential savings that may be realized using MarpaiRx and the Company’s commitment to create the healthiest member population with the greatest cost efficiency within the health plan budget to maximize plan value. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai’s current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai’s filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Media contact:

Jane Cavalier for Marpai

jcavalier@marpaihealth.com

203-858-3801

Investor Relations contact:

Simon Li

Marpai, Inc.

simonli@marpaihealth.com

813-822-3950

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